ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of October 16, 2023, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each Delaware limited liability company listed on Schedule A1 attached hereto (each a “Company,” and collectively the “Companies”).

WHEREAS, Partners Group Next Generation Infrastructure, LLC is a closed-end management investment company that is currently, or will be, registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative services to such Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment of Administrator

Each Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Company currently consists of respective classes of units as listed in Schedule A2 to this Agreement. In the event that the Company establishes one or more additional Companies with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Companies shall become subject to the provisions of this Agreement to the same extent as the existing Company, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Company in writing by the Companies and the Administrator at the time of the addition of such Company.

2.	Delivery of Documents

Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s Limited Liability Company Agreement, as amended from time to time (each, an “LLC Agreement”);

b.	Copies of the resolutions of the members of each Company certified by the Company’s Secretary authorizing (1) such Company to enter into this Agreement and (2) certain individuals on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

c.	A copy of the Investment Management Agreement between the Company (or Companies) and its investment adviser, as amended from time to time; and

d.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to each Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	Representations and Warranties of each Company

Each Company represents and warrants to the Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its LLC Agreement to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

f.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

g.	As of the close of business on the date of this Agreement, the Company is authorized to issue unlimited units of beneficial interest;

h.	Where information provided by the Company or the Company’s investors includes information about an identifiable individual (“Personal Information”), the Company represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Company acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Company, including the United States and that information relating to the Company, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Administrator shall be kept indemnified by and be without liability to the Company for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of each Company’s Board of Managers (collectively, the “Board”) and, in each case where appropriate, the review and comment by such Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for the Companies that are mutually agreed to by the parties from time to time, for which each Company will pay such mutually agreed upon fees, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel reasonably necessary to perform the services contemplated herein.

6.	Compensation of Administrator; Expense Reimbursement; Company Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Companies on behalf of each applicable Company and the Administrator.

Each Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent.

Each Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Company expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Company’s tax returns, Form N-2, Form N-CSR, Form N-Q, and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Companies’ net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of the Company or his or her designee for instructions or the independent accountants for such Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by each Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Companies. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for such Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company, provided that the Administrator has acted on the reasonable belief that such records or information are genuine and have been signed or presented by the proper party. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2023 shall be the date of this Agreement through December 31, 2023, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2024 and terminating on December 31, 2024, shall be the date of this Agreement through December 31, 2023, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Company shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by such Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information (“Confidential Information”) provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing, in case of any requests or demands for inspection of the records of a Company or for the release of Confidential Information, the Administrator will endeavor to notify the Board promptly and to secure instructions from a representative of the Board as to such inspection, unless prohibited by law from making such notification. In the event that the Administrator has reasonably determined that prior notification of the Board is not possible (including due to any prohibition under applicable law), the Administrator will notify each Company of the request, demand and/or release of Confidential Information, together with an explanation of the associated circumstances, as soon as reasonably practicable.

10.	Use of Data

(a)          In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding each Company and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between each Company and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)          Subject to paragraph (d) below, the Administrator and/or its Affiliates may use any Confidential Information of the Customer (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Companies and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Companies or a Company to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with a Company, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c)          Each Company acknowledges that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)          Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance with Governmental Rules and Regulations; Records

Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Companies shall at all times remain the property of the respective Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by a Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Company by state or federal regulatory agencies, to produce the records of such Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s reasonable time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production.

12.            Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Company from time to time, have no authority to act or represent such Company in any way or otherwise be deemed an agent of the Company.

13.	Effective Period and Termination

This Agreement shall remain in full force and effect for an initial term ending October 16, 2024 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Company, such Company shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements.

In the event of: (i) a Company’s termination of this Agreement with respect to a Company for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Company (or its respective successor), the Company shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to the Company) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver each Company’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Company and distribution of such Company’s assets as a result of the Board’s determination in its reasonable business judgment that the Company is no longer viable (b) a merger of the Company into, or the consolidation of the Company with, another entity, or (c) the sale by the Company of all, or substantially all, of the Company’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Company (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company shall in no way affect the rights and duties under this Agreement with respect to any other Company.

14.	Delegation

(a)          The Administrator shall have the right, without the consent or approval of the Companies, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Companies. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

(b)          The Administrator will provide the Companies with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Company may reasonably request from time to time.

(c)          With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Company acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Company revokes its consent at any time or does not provided its consent as required hereunder, the Company acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

(d)          Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Companies may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s LLC Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to a Company:

c/o Partners Group (USA) Inc.

1114 Avenue of the Americas, 37th Floor

New York, NY 10036

Attn:    Executive Office Re: Material Notice, Partners Group Next Generation Infrastructure, LLC

Telephone: 212 908-2600

Email: pgaadminusfunds@partnersgroup.com

If to the Administrator:

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02110

Attention: James Smith

Telephone: 617-662-4928

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) a Company without the written consent of the Administrator or (b) the Administrator without the written consent of each Company, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of each Company and the Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of a Company’s shareholders, employees, directors, managers and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PARTNERS GROUP NEXT GENERATION INFRASTRUCTURE, LLC

By:

Name:	Anthony Shontz / Brian Igoe

Title:	Partner / Member of Management

PARTNERS GROUP NEXT GENERATION INFRASTRUCTURE SUBHOLDING, LLC

By:

Name:	Anthony Shontz / Brian Igoe

Title:	Partner / Member of Management

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

SCHEDULE B2(ii)

●     State Street Corporate Services Mumbai Private Limited

●     KPMG LLP

●     Grant Thornton LLP

SCHEDULE B3

Fund Administration Legal Services

a.	Prepare the agenda and resolutions for all requested Board and committee meetings, collect, printer and distribute Board materials, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend Company shareholder meetings and prepare minutes of such meetings;

b.	Prepare for filing with the SEC the following documents: Schedule TO, Form NCSR, Form 40-17G and all amendments to the Registration Statement on Form N-2;

c.	Prepare for filing with the SEC proxy statements, consult with other service providers, draft script, attend meeting, take minutes and provide consultation on proxy solicitation matters;

d.	Coordinate EDGARization and submit SEC filings as required (N-CSR, N-Q, etc.);

e.	Maintain general Board calendars and regulatory filings calendars;

f.	Maintain copies of each Company’s formation documents, LLC Agreement, Confidential Private Offering Memorandum and Statement of Additional Information, and other such documentation as reasonably necessary for the Administrator to perform its services under this Agreement;

g.	Assist in developing guidelines and procedures to improve overall compliance by each Company;

h.	Assist each Company in the handling of routine regulatory examinations of such Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

I.	Maintain awareness of significant emerging regulatory and legislative developments that may affect each Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

J.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, prepare and file fidelity bonds with the SEC and make related Board presentations.

Information Classification: Limited Access

SCHEDULE B6

Accounting Services

a.	Process trade file transmitted by the Companies on trade-date +1, subject to timely receipt by Administrator of necessary information. The trade file from each Company will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.	Maintain database detail of all portfolio investment transactions;

c.	Obtain and provide final quarter-end Net Asset Value (“NAV”) for each Company, timing of delivery to be agreed upon by the Company and the Administrator and subject to the timely receipt by Administrator of necessary information from third parties;

d.	Reconcile each Company’s cash holdings with the records of its custodian daily;

e.	Prepare reconciliation report of cash, trades and positions to prime broker and custodian statements (where prime brokers or custodians are utilized), subject to the receipt of information from third parties. Each Company shall be responsible for the resolution of reconciliation issues;

f.	On a monthly basis, or upon the Companies’ request, reconcile Company records maintained by the Administrator with those maintained and provided by the portfolio managers or other parties as the Companies may designate;

g.	Maintain individual tax lots for each security purchase/sale;

h.	Calculate realized gains or losses on security trades, subject to the receipt of trade file information from the Companies;

I.	Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Companies;

J.	Calculate incentive fee and other items necessary to calculate Company distributions and income allocations in accordance with the applicable operating agreement;

k.	Maintain the books and records of the Companies in accordance with the terms of the applicable operating agreement and generally accepted accounting principles;

l.	Calculate monthly final NAV for each Company based solely on information provided by such Company or as otherwise directed. The timing of delivery of such calculations will be agreed upon by Administrator and each Company and is subject to the timely receipt by Administrator of necessary information from such Company and authorized third parties;

m.	Prepare unaudited monthly trial balance for each Company;

n.	Maintain capital account detail for each investor including income and loss allocations, capital contributions and distributions;

o.	Reconcile with the underlying investment capital account statement received from the fund manager with the Administrator’s database of portfolio investment transactions, including committed capital, capital contributions, unfunded committed capital and distributions received for each underlying Company investment; and

p.	Adhere to U.S. generally accepted accounting principles except as otherwise directed by a Company.

SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement dated October 16,2023 (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and each entity listed on Schedule A hereto (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

PARTNERS GROUP NEXT GENERATION INFRASTRUCTURE, LLC

By:

Name (printed):	Anthony Shontz / Brian Igoe

Title:	Partner / Member of Management

Date:	10/26/23

[Signatures continue on next page.]

PARTNERS GROUP NEXT GENERATION INFRASTRUCTURE SUBHOLDING, LLC

By:

Name: (printed):	Anthony Shontz / Brian Igoe

Title:	Partner / Member of Management

Date:	10/26/23

ADMINISTRATION AGREEMENT

SCHEDULE Al
Listing of Companies

Partners Group Next Generation Infrastructure, LLC

Partners Group Next Generation Infrastructure Subholding, LLC

SCHEDULE A2
Listing of Classes

Class A

Class I

Class S

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.             Fund Administration Treasury Services as described in Schedule Bl attached hereto;

II.            Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.           Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.           Reserved; and

V.            Reserved.

VI.           N-PORT Services as described in Schedule B6 attached hereto;

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of each Company financial information that will be included in such Company’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon);

b.	Prepare financial statements of each Company for inclusion in SEC filings;

c.	Coordinate the audit of the Companies, financial statements by the Companies’ independent accountants, including the preparation of supporting audit workpapers and other schedules, and follow-up on questions and requests for additional information;

d.	Prepare for the review by designated officer(s) of each Company the periodic financial reports required to be filed with the SEC on Form N-SAR and such other reports, forms or filings as may be mutually agreed upon;

e.	Prepare for the review by designated officer(s) of each Company annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

f.	Prepare and furnish total return performance information for the Companies, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

h.	Maintain certain books and records of each Company as required under Rule31a-l(b) of the 1940 Act, as may be mutually agreed upon.

i.	Provide periodic testing of the Company with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Company contained in the Registration Statement for the Company as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials.

SCHEDULE B2

Fund Administration Tax Services

Based on discussions with and direction by each Company and its tax advisor regarding the tax treatment of various transactions of such Company, the Administrator shall provide the following tax services. All schedules, statements and other reports prepared by the Administrator shall be reviewed by such Company and agreed to by its tax advisor.

a.	Coordinate the independent tax review including: prepare detailed tax schedules and worksheets to reconcile book to tax accounting; gather required supporting documentation for tax review as needed; and provide allocations of profit and loss for each tax line item in accordance with the terms of the applicable operating agreement.

b.	Provide work papers and system reports substantiating tax adjustments.

c.	Perform a book to tax reconciliation reflecting the tax adjustments.

d.	Prepare partner tax allocations using an agreed upon methodology (i.e., aggregate, full or partial netting) and determine partner’s allocation of income, expense and realized and unrealized gain/loss according to Internal Revenue Code Section 704.

e.	Calculate and characterize shareholder taxable income for 1099 reporting.

f.	Prepare year-end tax estimates.

g.	Provide information to the Companies’ independent accountants, and to Companies’ counsel when appropriate, to assist in the preparation and filing of the Companies’ tax filings; such information shall be sufficient to permit the preparation and filing of all federal and state income tax returns (and such other required tax filings as may be agreed to by the parties), including reports such as dividend and interest income reports, purchase and sale and capital gain/loss reports, tax lot holding reports or other reports, as applicable.

h.	Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.